Exhibit 99.1

InsPro Technologies Corporation Announces the Appointment of Anthony Verdi as President and Chief Executive Officer

Eddystone, PA – October 30, 2018 - InsPro Technologies Corporation, a leading provider of core policy administration software for Group and Individual Life, Health and Annuity products that enable insurance carriers and third-party administrators to quickly respond to evolving market needs, improve customer service and reduce operating costs, today announced the appointment of Anthony Verdi as President and Chief Executive Officer. Mr. Verdi, a 13-year veteran of InsPro and Health Benefits Direct Corporation, its predecessor company, also serves as Chief Financial Officer.

Mr. Verdi’s appointment follows the resignation of David Anderson as Chief Executive Officer. Mr. Anderson served as CEO for the last 12 months and, during this time, InsPro had four consecutive profitable quarters. “I accomplished what I had hoped to during my time with InsPro and am now ready to pursue other interests at this point in my career,” said Mr. Anderson.

“Dave’s leadership was very important in stabilizing InsPro and relationships with our key clients, and we are very appreciative of his efforts,” said Donald Caldwell, Chairman of InsPro’s Board, “and now we look forward to continuing our progress with Anthony in charge. He was the chief architect of our financial turnaround, and we are excited to have him at the helm.”

Mr. Verdi also expressed his appreciation for Mr. Anderson’s tenure and stated “We have a terrific team here at InsPro, and I greatly look forward to continuing Dave’s initiatives”.

About InsPro Technologies Corporation:

Through its subsidiary, InsPro Technologies, LLC, InsPro Technologies Corporation offers InsPro Enterprise, an end-to-end, web-based policy administration system used by insurance carriers and third-party administrators. By managing the entire product and policy lifecycle on a single integrated platform, customers are afforded opportunities to accelerate new product introductions, lower costs, increase customer satisfaction and improve operational performance. InsPro’s solutions are offered through standard software licensing, as a hosted solution, or via Software as a Service (SaaS) delivery.

For additional information on InsPro Technologies, LLC and InsPro Enterprise, please visit www.inspro.com.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding current and future capabilities and products supported, growth in the number of clients, quality and growth potential of our technology platform, including related services, and providing the financial support and other resources needed to demonstrate the strength of this growing technology business and to continue to reinvest in the product. Forward-looking statements provide InsPro Technologies Corporation’s current expectations or forecasts of future events. Moreover, InsPro Technologies Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from the statements made, including risks described in InsPro Technologies’ most recent Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K filed with the Securities and Exchange Commission and available on the Securities and Exchange Commission’s website at www.sec.gov. InsPro Technologies Corporation does not undertake any obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

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Media Contact

Evan Mullin

Director, Sales & Marketing

InsPro Technologies LLC
610.872.6135
info@inspro.com